Exhibit 99.1

CHURCH & DWIGHT CO., INC.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

Church & Dwight to Acquire Waterpik for Approximately $1 Billion

Reaffirms 2017 Outlook and Announces 2018 EPS Outlook

Ewing, N.J.—(BUSINESS WIRE)—July 17, 2017— Church & Dwight Co., Inc. (NYSE:CHD) has signed a definitive agreement to acquire Water Pik, Inc. (“Waterpik”), the market leader in water-jet technology in both oral water flossers and replacement showerheads, for approximately $1 billion in cash. The transaction, which is subject to regulatory approval and other customary conditions, is expected to close in the third quarter.

Waterpik’s net sales for the trailing twelve months through June 30, 2017 were approximately $265 million. Waterpik is the #1 water flosser brand and the #1 replacement showerhead brand in the U.S. Approximately 70% of net sales are in the water flosser segment with the remainder in showerheads. The international business represents approximately 20% of sales. The products are marketed in the U.S. and Canada and exported to over 80 countries.

“Oral care is important to us strategically,” said Matthew T. Farrell, Church & Dwight Chief Executive Officer. “Waterpik represents a powerful addition to our existing oral care portfolio which includes ARM & HAMMER toothpaste, SPINBRUSH battery-operated toothbrushes and ORAJEL oral analgesics. The flosser products business is a fast-growing platform and capitalizes on the trends of increased gum disease, oral care awareness across all demographics and expansion of the middle-class in emerging markets. The Waterpik brand has a strong reputation among dental care professionals. Our oral care portfolio gives Church & Dwight a leading position in a growing category with tailwinds as the population ages and consumer interest in oral health continues to expand.”

“We are excited to enter the replacement showerhead business. Water conservation is a growing trend. Waterpik’s showerhead technology contributes to efforts globally to conserve water while providing consumers a refreshing shower.”

Waterpik’s trailing twelve months EBITDA was approximately $80 million, a 30% EBITDA margin. Once the business is fully integrated, Church & Dwight expects to leverage its distribution network and operating discipline to achieve an estimated $10 million in operating synergies by 2019.

“Waterpik will be our 11th power brand. The acquisition is consistent with our strategy of acquiring #1 or #2 brands in areas with growth potential,” Mr. Farrell said. “It is a strong, growing business with an established history of innovation. The science behind water flossing and water conservation is strong and Waterpik has an expertise in water jet technology.”

“The Waterpik business is located in Fort Collins, Colorado. The Company intends to maintain the Fort Collins facility. Mr. Farrell said, “This business has a highly capable management team, and we are pleased to welcome them to the Church & Dwight family. Waterpik is nimble and asset light and should be an excellent fit.”

The acquisition is structured as a stock purchase that the Company expects to finance with debt. The acquisition is expected to be neutral to 2017 EPS, inclusive of transition costs, acquisition-related expenses, interest expense and intangible amortization expense.

Mr. Farrell said, “We continue to expect 2017 reported earnings per share (EPS) to be $1.75 to $1.77 and adjusted EPS to be $1.92, consistent with our previous outlook, inclusive of the neutral EPS effect of the acquisition.”

“In 2018, we expect to deliver approximately 18% reported EPS growth as 2017 reported EPS includes previously disclosed charges related to the Brazil Specialty Products business and the settlement charges related to our U.K. pension.

We expect to deliver 9% adjusted EPS growth ($2.09) driven by 7% EPS growth of our existing business, plus 3% accretion from the Waterpik acquisition inclusive of interest and intangible amortization expenses. In addition, one-time transition costs will negatively impact EPS by 1%.”

Waterpik was acquired from MidOcean Partners. BofA Merrill Lynch acted as financial advisor to Church & Dwight and Proskauer Rose LLP acted as legal advisor. Harris Williams and Wells Fargo acted as financial advisors, and Kirkland & Ellis LLP acted as legal advisor to MidOcean Partners.

Church & Dwight Co., Inc. will host a conference call to discuss the acquisition today, July 17, 2017, at 9:00 a.m. (ET). To participate, dial in at 877-322-9846, access code: 56151459 (International: 631-291-4539, same access code: 56151459). A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 56151459). You can also participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to the consummation, financing and impact of the Waterpik acquisition and anticipated associated cost savings; net sales and earnings growth; earnings per share; cost savings programs; and consumer demand and spending. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Uncertainties include assumptions as to market growth and consumer demand. Factors that could cause such differences include, without limitation, the risk that Waterpik will not be integrated successfully, the risk that the cost savings from the transaction will not be fully realized or will take longer to realize than expected, and the ability of management to execute its plans with respect to the Company’s initiatives.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC.

This press release also contains non-GAAP financial information. The Company has included a reconciliation of the non-GAAP information included in this press release to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for this reconciliation. The non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Non-GAAP Information:

Adjusted EPS:

This press release presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth. Adjusted and forecasted EPS for 2017 excludes previously disclosed charges related to the Brazil Specialty Products business and the settlement charges related to our U.K. pension.

Church & Dwight Co., Inc

Reconciliation of GAAP Measures to Non-GAAP Measures

	For the Year Ended December 31,
	2017	2018
Forecasted Reported EPS (GAAP)	$1.75-$1.77	$2.07-$2.09	+18%
Charge related to the
Brazilian business	$0.01	$—
U.K Pension Settlement Charge	$0.16-$0.14	$—

Forecasted Adjusted EPS (Non-GAAP)	$1.92	$2.07-$2.09	+9%

This press release also presents the trailing twelve month EBITDA and EBITDA margin for Waterpik. EBITDA is a non-GAAP financial term and represents earnings before interest, taxes, depreciation and amortization.